ACCRUED COMPENSATION CONVERSION AGREEMENT

This Accrued Compensation Conversion Agreement (the “Agreement”) is made and entered into this 25th day of April, 2018 (the “Effective Date”) by and between Trevor Allen, Chief Executive Officer of Lans Holdings, Inc. (the “Executive”), and Lans Holdings, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company acknowledges that as of the Effective Date it owes the Executive Accrued Compensation (as defined below); and,

WHEREAS, the Company’s Board of Directors (the “Board”) has determined it to be in the best interest of the Company to allow the Executive to convert up to one hundred percent (100%) of the Accrued Compensation into 6,000 shares of Series C Preferred Stock of the Company (the “Shares”); and

WHEREAS, the Executive agrees to accept in lieu of the Accrued Compensation the Shares, understands that the Shares may be deemed compensation for federal income tax purposes and that the Company may have a withholding obligation with respect to such compensation.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. “Accrued Compensation” shall mean $150,000.00, which represents all monies earned or accrued by the Executive, from November 15, 2016 through April 25th, 2018 but not paid to the Executive by the Company as of the Effective Date.

2. The Shares. The Executive agrees to convert the Accrued Compensation into the Shares, by delivering an executed copy of this Agreement to the Company pursuant to Section 5.

3. Consideration and Payment of Taxes.

3.1 The Executive and the Company shall each seek legal and accounting advice regarding all federal tax consequences of the Executive’s conversion of the Accrued Compensation to Shares.

3.2 Prior to or contemporaneously with the actual conversion of the Accrued Compensation to Shares, the Company shall pay directly to the Internal Revenue Service on behalf of the Executive any and all amounts owed to it as a result of the conversion, including Executive’s portion of withholding, payroll and social security taxes, as additional compensation.

4. Acceptance and Waiver. The Executive acknowledges that (a) he is accepting the Shares in lieu of payment by the Company of the Accrued Compensation in immediately available funds, (b) he waives all right to receive the Accrued Compensation in immediately available funds, and (c) upon receipt of the Shares, he has received all amounts owed to him/her by the Company as of April 25, 2018, except any outstanding expenses still to be submitted.

5. Notices and Addresses.  All notices, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar courier delivery or by facsimile delivery, as follows:

Executive:

At the address designated on the signature page of this Agreement.

The Company:

Lans Holdings, Inc.

Attn: Legal

or to such other address as either of them, by notice to the others may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

6. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, waived, discharged, or terminated orally but, rather, only by a statement in writing signed by the party or parties against which enforcement or the change, waiver, discharge or termination is sought.

7. Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement.

8. Severability.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

9. Choice of Law and Jurisdiction.  This Agreement shall be governed by the laws of the State of Nevada. Each of the parties consents to the jurisdiction of the applicable State or Federal Court located in Clark County, Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum nonconveniens to the bringing of any such proceeding in such jurisdictions.

10. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

11. Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date first set forth above.

LANS HOLDINGS, INC.

By:	/s/ Anthony Ribas
Anthony Ribas Title: President

EXECUTIVE

By:	/s/ Trevor Allen
Trevor Allen Address: City: Postal:

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